Exhibit 99.1

ST. JUDE MEDICAL REPORTS SECOND QUARTER SALES AND EARNINGS

St. Paul, MN, July 20, 2005 — St. Jude Medical, Inc. (NYSE:STJ) today reported results for the second quarter ended June 30, 2005. The Company reported net sales of $724 million, an increase of 30% compared to the $557 million reported in the second quarter of 2004. Favorable foreign currency translation comparisons increased second quarter sales by about $12 million.

Reported net earnings for the second quarter of 2005 were $101 million or $.27 per diluted share, compared to $99 million, or $.27 per diluted share in the second quarter of 2004. Earnings per diluted share were $.59 for the first half of 2005, a 13% increase over the $.52 per share reported in the first half of 2004.

During the second quarter of 2005, St. Jude Medical recorded a special charge for the purchase of in-process research and development of approximately $14 million in conjunction with the completion of the acquisition of Velocimed, LLC. The company also recognized $27 million of additional income tax expense related to the repatriation of $500 million during the quarter under the provisions of the American Jobs Creation Act of 2004. Net earnings for the second quarter, excluding these non-recurring items, were $142 million or $.38 per diluted share, an increase of 41% over the $.27 per diluted share reported in the comparable quarter of 2004.

Second quarter ICD product sales were $244 million, a 92% increase over the comparable quarter of 2004, continuing to underscore the competitiveness of St. Jude Medical’s ICD products and reflecting additional market share gains. Second quarter pacemaker sales were $237 million, an increase of 4% from the comparable quarter of 2004.

Atrial fibrillation product sales for the second quarter totaled $61 million, a 65% increase over the second quarter of 2004. Sales of atrial fibrillation products in 2005 include sales from businesses acquired since the second quarter of 2004.

Total sales of cardiology products for the second quarter were $112 million, a 19% increase over 2004. Within this category of products, vascular sealing device sales for the second quarter of 2005 totaled $85 million, a 21% increase over the second quarter of last year.

Total cardiac surgery sales for the second quarter of 2005 were $70 million, a decrease of 3% compared to the second quarter of last year. Sales of heart valve products this quarter were approximately $65 million, down 3% when compared with the second quarter of last year.

Commenting on second quarter 2005 results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our second quarter results reflect our progress on several major initiatives. Ninety-two percent growth in ICD revenues demonstrates clear and encouraging gains of ICD market share. We simultaneously strengthened our gross margin and expanded our investment in research and development. We completed our acquisition of Velocimed and continued to focus on expanding growth drivers to sustain our success.”

During a conference call today at 9 a.m. Eastern (8 a.m. Central), St. Jude Medical will further discuss these results and provide sales and earnings guidance for the third quarter and full year 2005. The Company expects its consolidated EPS for the third quarter of 2005 to be in the range of $.38 to $.39 per diluted share and is raising EPS guidance for the full year 2005 to be in the range of $1.49 to $1.51. The Company’s guidance excludes the impact of non-recurring items.

St. Jude Medical’s 2nd quarter earnings conference call will be live (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?c=73836&p=irol-EventDetails&EventId=985469.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.

Any statements made regarding the Company’s anticipated future product launches, regulatory approvals, revenues, earnings, market shares, and potential clinical success are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 (see page 16). Actual results may differ materially from anticipated results.

Condensed Consolidated Statements of Earnings

(Data in Thousands, Except EPS)
(Unaudited)

	Three Months Ended June 30, 2005			Three Months Ended June 30, 2004	Six Months Ended June 30, 2005			Six Months Ended June 30, 2004

	Reported	Adjustments	Adjusted	Reported	Reported	Adjustments	Adjusted	Reported

Net sales	$723,655		$723,655	$556,602	$1,387,564		$1,387,564	$1,105,178
Cost of sales	201,018		201,018	161,451	388,901		388,901	325,696
Gross profit	522,637		522,637	395,151	998,663		998,663	779,482

Selling, general & administrative	237,586		237,586	191,755	456,633		456,633	379,304
Research & development	89,807		89,807	68,870	166,792		166,792	134,450
Purchased R&D	13,700	(13,700)			26,100	(26,100)

Operating profit	181,544	13,700	195,244	134,526	349,138	26,100	375,238	265,728
Other income (expense)	1,389		1,389	121	3,121		3,121	(1,444)

Earnings before taxes	182,933	13,700	196,633	134,647	352,259	26,100	378,359	264,284
Income tax expense	81,452	(27,000)	54,452	35,804	131,427	(27,000)	104,427	70,287
Net earnings	$101,481	$40,700	$142,181	$98,843	$220,832	$53,100	$273,932	$193,997

Earnings per share
Basic	$0.28	$0.11	$0.39	$0.28	$0.61	$0.15	$0.76	$0.55
Diluted	$0.27	$0.11	$0.38	$0.27	$0.59	$0.15	$0.73	$0.52

Basic shares outstanding	362,419	362,419	362,419	352,605	361,361	361,361	361,361	350,889
Diluted shares outstanding	376,964	362,419	376,964	370,823	376,247	361,361	376,247	369,533

Condensed Consolidated Balance Sheets
(Data in Thousands)
(Unaudited)

	June 30, 2005	Dec. 31, 2004

Cash & equivalents	$517,450	$688,040
Accounts receivable, net	699,589	630,983
Inventories	334,663	330,873
Other current assets	228,013	213,321
Property, plant & equipment, net	355,624	326,981
Goodwill	794,594	593,799
Other tangible assets, net	313,251	207,096
Other assets	242,223	239,654
Total assets	$3,485,407	$3,230,747

Other current liabilities	$635,653	$605,393
Long-term debt	188,986	234,865
Deferred income taxes	57,296	56,561
Total equity	2,603,472	2,333,928
Total liabilities & equity	$3,485,407	$3,230,747